EXHIBIT 10.24

United Security Bancshares, Inc.

Summary of Board Fees as of May 17, 2007

The United Security Bancshares, Inc. Board of Directors approved the following retainers and attendance fees for board and committee meetings, effective May 17, 2007:

United Security Bancshares, Inc.

Retainers:

Chairperson	$1,350/month

Secretary	$450/month

Assistant Secretary, Assistant Treasurer and Investment Officer	$300/month

Board Members	$600/month

Board Meeting Fees:

Board Members	$500/meeting attended

Committee Meeting Fees:

Non-Employee Committee Members	$250/meeting attended

Chairpersons of the Audit Committee, the Compensation Committee, and the Nominating, Executive and Corporate Governance Committee	$400/meeting attended

First United Security Bank

Board Meeting Fees:

Board Members	$400/meeting

Additionally, any director who lives outside Clarke County, Alabama is reimbursed for mileage for regular and special meetings and committee meetings attended that do not coincide with a regularly scheduled board meeting, and any director who attends board meetings or committee meetings held outside of the director’s county of residence is reimbursed for mileage for meetings attended.

Non-employee directors may elect to defer payment of all or any portion of their fees under the United Security Bancshares, Inc. Non-Employee Directors’ Deferred Compensation Plan (the “Plan”). The Plan, which was ratified by shareholders at the annual meeting held on May 11, 2004, permits non-employee directors to invest their directors’ fees and to receive the adjusted value of the deferred amounts in cash and/or shares of Bancshares’ common stock.